TERM SHEET

For an exclusive license Agreement

(the “Agreement”)

The Agreement is entered into on the 19th day of January, 2016 by and between

Gutave Roussy Transfert having its principal administrative offices at 39 rue Camille Desmoulins 94850 Villejuif (hereinafter “GRT”), and

Therapeutic Solutions International, Inc having its principal administrative offices at 4093 Oceanside Blvd. Suite B, Oceanside, CA 92056, U.S.A (hereinafter “TSOI”),

Individually referred to as the “Party” or collectively “the Parties”.

WHEREAS Gustave Roussy Transfert is the technology transfer Affiliate of Gustave Roussy, a comprehensive cancer center engaged in care, education and research in the area of oncology;

WHEREAS, Gustave Roussy has developed and owns certain Patent Rights in the field of exosomes use, development and manufacturing in oncology;

WHEREAS, Gustave Roussy has granted a worldwide exclusive license with the right of sublicense to its Affiliate, Gustave Roussy Transfert under Patent Rights;

WHEREAS, TSOI desires to obtain an exclusive license from GRT to use the Patent Rights for the development, manufacture and sale of exosome in the Territory;

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:

ARTICLE I: DEFINITIONS

1.1

“Affiliate” shall mean with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2

“Confidential Information” shall mean any and all proprietary or confidential scientific, technical, financial or business information in whatever form (written, oral or visual) that is furnished or made available to recipient by or on behalf of discloser or its Affiliates, and that (a) if in tangible form, is labeled in writing or otherwise characterized as proprietary or confidential; (b) if in oral or visual form, is identified as proprietary or confidential at the time of disclosure or otherwise identified as such within fifteen (15) days thereafter; or (c) is commonly regarded as confidential or proprietary in the life sciences industry.

1.3

“Effective Date” shall mean the date first referenced above.

1.4

“IND” shall mean an application submitted to a regulatory authority to initiate human clinical trials, including (1) an Investigational New Drug application or any successor application or procedure filed with the FDA or any foreign equivalent thereof, and (2) all supplements and amendments that may be filed with respect to the foregoing.

1.5

“Licensed Product” shall mean any product sole or in combination which cannot be developed, manufactured, used or sold as vaccines or therapeutic with exosomes in oncology without utilizing the Patent Rights.

1.6

“Net Sales” shall mean gross revenues received by TSOI for the sales of Licensed Product in the Territory and/or the sublicense revenues in the Territory of Licensed Products; which is invoiced to a third-party, whatever the country, by TSOI, its Affiliates or its authorized sub-licensees, less allowances for discounts, rebates or any refunds actually granted, freight, postage, shipping, transportation, customs duties, excises, insurance charges and all other taxes.

1.7

“Patent Rights” shall mean the list of patents, all continuations-in- and divisionals thereto, and any patents issuing on said applications, all corresponding foreign patent applications, and all re-examinations or extensions thereof enclosed in Exhibit A.

1.8

“Territory” shall mean the world except China, Taiwan and Hong Kong.

ARTICLE II: SCOPE OF THE AGREEMENT

GRT hereby grants to TSOI in the Territory an exclusive license in the Territory royalty bearing with the right to sublicense to practice the Patent Rights in order to develop and commercialize the Licensed Products.

GRT will be free to use the Patents rights for non-commercial research, internal (including clinical) and/or educational purposes at Gustave Roussy, including the ability to distribute any biological material covered under the Patent Right(s) for nonprofit academic research to academic entities as is customary in the scientific community

ARTICLE III:  GRT WARRANTIES

GRT makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any Licensed Product. GRT makes no warranty or representation as to the validity or scope of the Patent Rights or that any Licensed Product will be free from an infringement of patents of third parties, or that no third parties are in any way infringing Patent Rights.

ARTICLE IV: CONSIDERATION OF TSOI

4.1

In consideration of the License under the Patent Rights, TSOI shall pay an upfront payment to GRT a non-refundable payment in an amount of fifteen Thousand euros (euros 15 000) excluding fees equivalent to the USPTO maintenance fees to be paid for the US patents which shall be due and payable within thirty (30) days of execution of this Agreement. This may be paid in TSOI common stock at the discretion of TSOI.

4.2

TSOI shall pay performance milestones to GRT until this Agreement is terminated. Performance milestones shall include the following commercialization and research and development milestones for the Licensed Products (together the “Milestones”).

TSOI shall pay upon the achievement of the Milestones:

1)

Two hundred and Fifty thousand euros (€250 000) Milestones payment that shall be nonrefundable and due thirty (30) days from the approval of the IND by the U.S. FDA for conducting a phase I clinical trial.

2)

Two hundred seventy five thousand euros (€275 000) Milestones payment that shall be nonrefundable and due thirty (30) days from the first ten patients treated with the Licensed Product in the scope of the first U.S. clinical trial.

3)

Three hundred thousand euros (€300 000) Milestones payment that shall be nonrefundable and due thirty (30) days from the initiation of the phase II U.S. clinical trial.

4)

Three hundred seventy five thousand euros (€375 000) Milestones payment that shall be nonrefundable and due thirty (30) days from the initiation of the phase III U.S. clinical trial

5)

Five hundred thousand euros (€ 500 000) Milestones payment that shall be nonrefundable and due thirty (30) days from the first market authorization or equivalent of the Licensed Product.

During the term of this agreement, TSOI shall pay on quarterly basis to GRT:

Five percent (5%) of running royalty of the cumulative Net Sales of the Licensed Product made or sold in the territory.

2

Forty Percent (40%) of any consideration that is based on revenue such as but not limited to, sublicense issue fees, sublicense maintenance fees, royalty etc.) that TSOI receives from sublicensees or assignees in consideration for rights to practice under the Patent Rights, excepting only research and development funding;

4.3

During the term of the Agreement, TSOI will pay the remaining maintenance fees of the Patent Rights to the appropriate government agencies.

ARTICLE V: INTELLECTUAL PROPERTY

Notwithstanding any clause to the contrary, any information, and/or the Patent Rights of GRT hereto shall remain at all times the sole beneficiary.

ARTICLE VI:  TERMINATION

6.1

 The term of this Agreement shall commence on the Effective Date and shall continue, in each country, until the date of expiration of the last Patents Rights in that country.

6.2

GRT may terminate this Agreement upon thirty (30) days written notice to TSOI, if TSOI breaches or defaults on its obligations hereunder, unless before the end of the thirty (30) day period, TSOI has cured the breach or default and so notifies GRT in writing, stating the manner of the cure.

ARTICLE VII: CONFIDENTIAL INFORMATION

7.1

Parties may disclose other Confidential Information to each other, from time to time, in connection with work contemplated under this Agreement. All such Confidential Information whether disclosed initially or during Agreement shall be deemed Confidential Information. Each Party will use reasonable efforts to prevent the disclosure of any of the other Party's Confidential Information to third parties for a period of five (5) years from receipt thereof, provided that the recipient Party's obligation will not apply to information that:

a.

is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

b.

is already in the recipient Party's possession at the time of disclosure thereof and not obtained directly or indirectly from the other, as proven by the receiving Party’s written records;

c.

is or later becomes published through no fault of the recipient Party;

d.

is lawfully acquired from a third party having no obligations of confidentiality to the disclosing Party;

e.

is independently developed by the recipient Party; or

f.

is required by law or regulation to be disclosed.

7.2

In the event that information is required to be disclosed under Section 7.1(f) above, the Party required to make disclosure will notify the other to allow that Party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

7.3

Notwithstanding the foregoing, TSOI may disclose Confidential Information at any time (i) to prospective lenders, investors and other financing sources; (ii) with the prior written consent of GRT (which consent shall not be unreasonably withheld); or (iii) to the extent necessary for TSOI to properly evaluate Patent Rights. To the extent that any such Confidential Information is disclosed to any third party for evaluation purposes, the confidentiality obligations contained herein shall be made by TSOI to apply to, and be made binding upon, all such third parties.

7.4

TSOI shall not use any Confidential Information furnished by GRT, other than for purposes in furtherance of this Agreement, provided however that other use of said Confidential Information may be made with the prior written consent of GRT, which consent shall not be unreasonably withheld.

7.5

In the event of termination of the Agreement, TSOI agrees to promptly return all records embodying Confidential Information including, but not limited to, drawings, specifications, instructions, and other documents relating to the Patent Rights which it has received from GRT, and all copies, elaboration's, modifications, and adaptations which it has made of the Confidential Information.

7.6

TSOI represents that GRT believes the Confidential Information supplied by it under this Agreement to be accurate, but does not otherwise warrant the accuracy of this information; nor does GRT warrant that products produced in accordance with such information will be free from claims of infringement of the patents, copyrights or trade secrets of any third party.

ARTICLE VIII:   NOTICES

All notices under this Agreement shall be effective upon receipt by the recipient at the following addresses:

GRT:

Gustave Roussy Transfert

39 rue Camille Desmoulins

94850 Villejuif

FRANCE

Attention:  General Manager

and

TSOI:

Therapeutic Solutions International

4093 Oceanside Blvd. Suite B,

Oceanside, CA 92056

U.S.A

Attention: Timothy G. Dixon, CEO

or any other addresses of which either Party shall notify the other Party in writing.

ARTICLE IX:  MISCELLANEOUS PROVISIONS

9.1

TSOI shall have no right to assign all of his rights and duties hereunder to a third party entity without the prior written consent of GRT, which consent may not unreasonably be withheld; provided, however, that no such consent shall be necessary in the event the assignment is to an entity to an Affiliate of TSOI or a new company with TSOI as a shareholder.

9.2

This Agreement, together with attached exhibits, constitutes the entire and only Agreement between the parties relating to an option to acquire a license, and all prior negotiations, representations, Agreements and understandings are superseded hereby. No Agreements altering or supplementing the terms hereof may be made except by written mutual Agreement by the Parties.

9.3

The relationship between GRT and TSOI is that of independent contractors. GRT and TSOI are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. GRT will have no power to bind or obligate TSOI in any manner, other than as is expressly set forth in this Agreement. Likewise, TSOI will have no power to bind or obligate GRT in any manner, other than as is expressly set forth in this Agreement.

9.4

If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

9.5

Any delay in enforcing a Party's right under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except only as to an express written and signed waiver to a specific matter for a specific period of time.

9.6

This Agreement shall be construed in accordance with the laws of France.

9.7

The Parties agree that any dispute arising from this Agreement shall be resolved in a court of competent jurisdiction in France and both Parties hereby agree to submit to the jurisdiction of the courts of France should any dispute arise.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Gustave Roussy Transfert

TSOI

By: /s/ Isabelle Pelletier-Bressac

By: /s/ Timothy G. Dixon

Name: Isabelle Pelletier-Bressac

Name: Timothy G. Dixon

Its: General Manager

Its: CEO

EXHIBIT A

Inventors: ZITVOGEL Laurence; RAPOSO Graca; REGNAULT Armelle; AMIGORENA Sebastian

Titre: CELLULAR VESICLE CALLED ''EXOSOME'', PREPARATION AND USE THEREOF IN IMMUNE STIMULATION

Countries	Ref	Information		Expiration
France	FR9709007	Granted patent: FR 2 766 205		2017
France	FR9801437	Granted patent FR 2 774 697		2018
Europe	EP98935097.0	Granted patent EP 1 001 806		2018
		Germany		2018
		Spain	ES2227863	2018
		France		2018
		Italy		2018
		Ireland		2018
		United Kingdom		2018
		Switzerland		2018
	EP04005883.6	Granted patent EP 1 523 990 Division of: EP98935097		2018
		Germany		2018
		Belgium		2018
		Spain		2018
		France		2018
		Italy	30757BE/2009	2018
		Ireland		2018
		Netherland		2018
		United Kingdom		2018
		Sweden		2018
		Switzerland		2018
Canada	CA2296750	Granted patent CA2296750		2018
Japan	JP506548/1999	Granted patent JP3484201		2018
	JP2002-230240	Granted patent JP3691468		2018
United States	US09/267.370	Granted patent US 6 685 911		2018
	US10/610.709	Granted patent US 7 625 573 Continuation of: US 09/267.370		2018